As filed with the Securities and Exchange Commission on June 18, 2018.

Registration No. 333-225178

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGENTA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	81-0724163
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Magenta Therapeutics, Inc.

50 Hampshire Street, Cambridge,

Massachusetts

02139

(857) 242-0170

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jason Gardner

President and Chief Executive Officer

Magenta Therapeutics, Inc.

50 Hampshire Street, Cambridge,

Massachusetts

02139

(857) 242-0170

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. William D. Collins, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Zoran Zdraveski, Esq. Chief Legal Officer and Secretary Magenta Therapeutics, Inc. 50 Hampshire Street Cambridge, Massachusetts 02139 (857) 242-0170	Deanna Kirkpatrick, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Magenta Therapeutics, Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-225178) solely for the purpose of filing Exhibit 10.10 to the Registration Statement and making corresponding updates to Item 16 and the Exhibit Index. This Amendment No. 2 does not modify any provision of the Prospectus that forms Part I of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Magenta Therapeutics, Inc. (the “Company” or the “Registrant”) in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the NASDAQ initial listing fee.

Amount
SEC registration fee	$15,272
FINRA filing fee	17,750
NASDAQ initial listing fee	150,000
Printing and engraving expenses	390,000
Legal fees and expenses	1,790,000
Accounting fees and expenses	740,000
Transfer agent and registrar fees	5,000
Miscellaneous	61,978

Total	$3,170,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Company’s amended and restated certificate of incorporation, which will become effective upon completion of the offering, provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Company’s amended and restated bylaws, which will become effective upon the effectiveness of this registration statement, provide for the indemnification of officers, directors and third parties acting on the Company’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Company is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements will provide that we will indemnify each of our directors and executive officers, and such entities to the fullest extent permitted by law.

The underwriting agreement (filed as Exhibit 1.1 to this registration statement) will provide for indemnification by the underwriters of the Company, and its executive officers and directors, and indemnification of the underwriters by the Company for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Company intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Issuances of Capital Stock

In February 2016, we issued and sold an aggregate of 1,934 shares of our common stock at a purchase price of $0.00258398 per share, for an aggregate purchase price of $5.00 to Third Rock Ventures III, L.P., or TRV III, and 1,934 shares of our common stock at a purchase price of $0.00258398 per share, for an aggregate purchase price of $5.00 to Atlas Venture Fund X, L.P., or Atlas X.

In November 2016, we issued and sold an aggregate of 94,815 shares of our common stock at a purchase price of $0.00258398 per share, for an aggregate purchase price of $245.00 to TRV III and 94,815 shares of our common stock at a purchase price of $0.00258398 per share, for an aggregate purchase price of $245.00 to Atlas X.

In November and December 2016, we issued and sold an aggregate of 4,377,280 shares of our restricted common stock at $0.00258398 per share to certain of our directors and employees. In March 2017, we issued and sold an aggregate of 218,654 shares of our restricted common stock at $0.0258398 per share to certain of our employees.

In November 2016, with a subsequent closing in April 2017, we issued and sold an aggregate of 33,163,974 shares of Series A preferred stock at a purchase price of $1.00 per share. Certain investors holding convertible notes issued in 2015 and 2016 used such notes to purchase our Series A preferred stock. Each share of our Series A preferred stock will convert automatically into 0.387 shares of our common stock immediately prior to the completion of this offering.

In November 2016, in connection with the Harvard License, we granted 385,063 shares of common stock to Harvard and its affiliates Children’s Medical Center Corporation and The General Hospital Corporation at a purchase price of $0.001 per share.

In April 2017, with a subsequent closing in June 2017, we issued and sold an aggregate of 12,871,003 shares of Series B preferred stock at a purchase price of $3.8847 per share. Each share of our Series B preferred stock will convert automatically into 0.387 shares of our common stock immediately prior to the completion of this offering.

In April 2017, in connection with the Novartis License, we issued 2,500,000 shares of our Series A preferred stock and 643,550 shares of our Series B preferred stock to Novartis as partial consideration of Novartis’ obligations under the Novartis License.

In April 2018, we issued and sold an aggregate of 11,223,102 shares of Series C preferred stock at a purchase price of $4.66 per share. Each share of our Series C preferred stock will convert automatically into 0.387 shares of our common stock immediately prior to the completion of this offering.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Grants of Stock Options and Restricted Stock under the 2016 Plan.

From September 28, 2017 through June 7, 2018, we have granted stock options to purchase an aggregate of 3,310,290 shares of our common stock, with exercise prices ranging from $4.84 to $9.49 per share, to employees, directors and consultants pursuant to the 2016 Plan. From November 1, 2016 through March 31, 2017, we have granted an aggregate of 1,770,853 shares of restricted stock under the 2016 Plan. The issuances of these securities were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) The undersigned Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering

3.3*	Bylaws of the Registrant and the amendments thereto, as currently in effect

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect on the date on which the registration statement is declared effective

4.1*	Specimen Common Stock Certificate

4.2*	Second Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders dated April 2, 2018

5.1*	Opinion of Goodwin Procter LLP

10.1#*	2016 Stock Option and Grant Plan, as amended, and forms of award agreements thereunder

10.2#*	2018 Stock Option and Incentive Plan and forms of award agreements thereunder

10.3#*	Senior Executive Cash Incentive Bonus Plan

10.4#*	Form of Employment Agreement

10.5#*	Form of Indemnification Agreement

10.6†*	License Agreement by and between President and Fellows of Harvard College and the Registrant, dated as of November 2, 2016

10.7†*	License Agreement by and between Novartis International Pharmaceutical Ltd. and the Registrant, dated as of April 3, 2017

10.8†*	Collaboration Agreement by and between Be The Match BioTherapies and the Registrant, dated as of November 10, 2017

10.9†*	Clinical Trial Agreement by and between Regents of the University of Minnesota and the Registrant, dated as of January 22, 2018

10.10†	Master Development and Manufacturing Agreement by and between Bachem Americas, Inc. and the Registrant, dated as of February 13, 2018

10.11†*	Exclusive Research, Development Option and License Agreement by and between Heidelberg Pharma Research GmbH and the Registrant, dated as of March 1, 2018

10.12*	Sublease Agreement, dated as of September 15, 2016, by and between the Registrant and Surface Oncology, Inc.

10.13*	Sublease, dated as of May 4, 2018, by and between the Registrant and Novartis Institutes for BioMedical Research, Inc.

10.14*	First Amendment to Sublease Agreement, dated as of May 30, 2018, by and between the Registrant and Surface Oncology, Inc.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to the Registrant’s Form S-1 filed on May 24, 2018)

*	Previously filed.
†	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
#	Represents management compensation plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts, on the 18th day of June, 2018.

MAGENTA THERAPEUTICS, INC.

By:	/s/ Jason Gardner
Jason Gardner, D.Phil. President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason Gardner JASON GARDNER, D.Phil.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2018

/s/ Cindy Driscoll CINDY DRISCOLL	Treasurer, Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	June 18, 2018

* JEFFREY ALBERS	Director	June 18, 2018

* MICHAEL W. BONNEY	Director	June 18, 2018

* BRUCE BOOTH, D.Phil.	Director	June 18, 2018

* ALEXIS A. BORISY	Director	June 18, 2018

* BLAKE BYERS, Ph.D.	Director	June 18, 2018

* THOMAS O. DANIEL, M.D.	Director	June 18, 2018

* AMY L. RONNEBERG	Director	June 18, 2018

* DAVID T. SCADDEN, M.D.	Director	June 18, 2018

*By:	/s/ Jason Gardner
Jason Gardner, D. Phil., Attorney-in-fact